Exhibit 99.1

Energy Focus, Inc. Reports Third Quarter 2022 Financial Results

Conference Call to be Held Today at 11 a.m. ET

SOLON, Ohio, November 10, 2022 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in sustainable, energy-efficient lighting and controls systems products for the commercial, military maritime and consumer markets, today announced financial results for its third quarter ended September 30, 2022.
Third Quarter 2022 Financial Highlights:

•Net sales of $1.8 million decreased 35.8% compared to the third quarter of 2021, reflecting a $0.8 million, or 61.2%, decrease in military sales, as well as a decrease of $0.2 million, or 15.4%, in commercial sales. As compared to the second quarter of 2022, net sales increased by 19.2%, primarily reflecting a $313 thousand increase in commercial sales.
•Negative gross profit margin of (9.2)% was down from gross profit margins of 20.5% in the third quarter of 2021 and 7.4% in the second quarter of 2022. The year-over-year decrease was driven by lower sales, less favorable product mix and an unfavorable impact from the net change in inventory reserves and third quarter scrap write-off from the ongoing inventory reduction project which began in the second quarter of 2022. Sequentially, despite increased sales and positive impacts from the mix of products sold, the decrease in gross profit margin primarily relates to unfavorable changes in inventory reserves as well as the impact of the third quarter scrap write-off from the ongoing inventory reduction project.
•Loss from operations of $2.4 million increased 33.0% as compared to the third quarter of 2021 loss from operations of $1.8 million. Loss from operations increased slightly as compared to a loss from operations of $2.2 million in the second quarter of 2022.
•Net loss of $2.7 million, or $(0.29) per basic and diluted share of common stock, compared to a net loss of $1.1 million, or $(0.22) per basic and diluted share of common stock, in the third quarter of 2021. Sequentially, the net loss increased by $0.2 million compared to net loss of $2.5 million, or $(0.35) per basic and diluted share of common stock, in the second quarter of 2022.
•Cash of $41 thousand, included in total availability (as defined under “Non-GAAP Measures” below) of $210 thousand, each as of September 30, 2022, as compared to cash of $2.7 million and total availability of $4.4 million as of December 31, 2021.
•Unsecured promissory notes issued in September 2022, October 2022 and November 2022 resulted in net aggregate proceeds of $1.1 million.

Lesley Matt, Chief Executive Officer, commented, “Having joined Energy Focus at the end of the third quarter, I understand there is much work to be done to improve our results. Our cost-cutting and inventory refresh efforts are ongoing, but have not yet started to contribute positively. Despite the third quarter results, we believe our continued emphasis on reinvestment in our military maritime market sales channel and building commercial sales pipeline will lead us to revenue and margin improvements as we finish out the year and look to early 2023. We continue to aggressively execute cost-cutting measures to right-size the organization, eliminate redundancies and improve operational efficiencies and expect to see contributions to the bottom line in the fourth quarter. Our enhanced ‘white light’ offerings and our refreshed RedCap® solution have been delayed by a challenging supply chain environment and are expected to begin coming available in the next two quarters. We expeditiously converted a healthy backlog going into the third quarter resulting from customer project timing and supply chain constraints that impacted timing of certain second quarter orders, and finished the third quarter with a growing backlog, particularly in the military maritime arena, which we believe reflects the reinvigoration of this sales channel. I believe the future of Energy Focus needs to expand beyond traditional
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

lighting, and diversify into new products that are centered around energy savings and are complementary to our existing sales channels and markets.”
Stephen Socolof, Chairman of the Board of Directors and previously the Interim Chief Executive Officer, added, “The Board of Directors is extremely excited to have Lesley now at the helm. Under her guidance, the company has aggressively pursued further cost reduction opportunities and sales opportunities. We are focusing on engineering and supply chain management initiatives, including supplier diversification, that we expect will reduce our cost of goods and make us more competitive. Our SG&A and operating expenses declined both year-over-year and sequentially when compared to the prior quarter, demonstrating our commitment to expense management. While sales improved sequentially compared to the second quarter, on a year-over-year basis, reduced sales in the third quarter resulted in continued cash burn. We believe the continued cost reduction efforts are critical, but most importantly improved sales initiatives will be imperative if we are to result in a reduction in our cash burn in the next quarters as sales improve and cost management impacts have full-period impacts.”
Third Quarter 2022 Financial Results:
Net sales were $1.8 million for the third quarter of 2022, compared to $2.7 million in the third quarter of 2021, a decrease of approximately $1.0 million, or 36%. Net sales from commercial products were approximately $1.3 million, or 73% of total net sales, for the third quarter of 2022, as compared to $1.5 million, or 55% of total net sales, in the third quarter of 2021, reflecting (i) volatility of sales to large institutional customers; (ii) fluctuations in the timing and pace of commercial projects; and (iii) lingering macroeconomic supply chain impacts as a result of the COVID-19 pandemic. Net sales from military maritime products were approximately $0.5 million, or 27% of total net sales, for the third quarter of 2022, compared to $1.2 million, or 45% of total net sales, in the third quarter of 2021, primarily due to delayed timing of orders and project funding and lingering effects of reduced military maritime market pipeline development over the past year. Sequentially, net sales were up 19%, compared to $1.5 million in the second quarter of 2022, reflecting primarily an increase in commercial orders.
Gross loss was $(0.2) million, or (9)% of net sales, for the third quarter of 2022. This compares with gross profit of $0.6 million, or 21% of net sales, in the third quarter of 2021. The year-over-year decrease in gross profit was driven by (i) lower sales volume, an unfavorable impact of $0.3 million, or 20% of net sales; (ii) an unfavorable product mix impact of approximately $0.2 million, or 13% of net sales; (iii) an unfavorable net impact of $0.3 million, or 16% of net sales, from our inventory reduction project; and (iv) a favorable impact from the reduction in fixed costs of $0.1 million or 2% of net sales. Gross loss for the third quarter of 2022 also included unfavorable freight-in variances of $0.1 million, or 6% of net sales.
Sequentially, gross loss of $(0.2) million for the third quarter of 2022 compares with gross profit of $0.1 million, or 7% of net sales, in the second quarter of 2022. Despite increased sales volumes (a favorable impact of approximately $18 thousand, or 1% of net sales), a favorable product mix impact of approximately $0.2 million, or 15% of net sales, and a favorable impact of approximately $46 thousand, or 7% of net sales, from the reduction of fixed costs, the decrease in gross profit quarter-over-quarter primarily relates to the approximately $0.4 million, or 23% of net sales, unfavorable net impact of the ongoing inventory reduction project.
Adjusted gross margin, as defined under “Non-GAAP Measures” below, was 3% for the third quarter of 2022, compared to 18% in the third quarter of 2021, primarily driven by lower sales in the third quarter of 2022 in combination with a negative product mix impact during the third quarter of 2022 as compared to the third quarter of 2021. Sequentially, this compares to adjusted gross margin of (5)% in the second quarter of 2022.
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Operating loss of $2.4 million for the third quarter of 2022 increased as compared to an operating loss of $1.8 million in the third quarter of 2021. Sequentially, the operating loss increased slightly as compared to an operating loss of $2.2 million in the second quarter of 2022. Net loss was $2.7 million, or $(0.29) per basic and diluted share of common stock, for the third quarter of 2022, compared with a net loss of $1.1 million, or $(0.22) per basic and diluted share of common stock, in the third quarter of 2021. Sequentially, this compares with a net loss of $2.5 million, or $(0.35) per basic and diluted share of common stock, in the second quarter of 2022.
Adjusted EBITDA, as defined under “Non-GAAP Measures” below, was a loss of $2.3 million for the third quarter of 2022, compared with a loss of $1.7 million in the third quarter of 2021 and a loss of $2.1 million in the second quarter of 2021. The larger adjusted EBITDA loss in the third quarter of 2022, as compared to the third quarter of 2021, was primarily due to the gross margin reductions from lower sales and less favorable product mix.
Cash was $41 thousand as of September 30, 2022. This compares with cash of $2.7 million as of December 31, 2021. During the third quarter of 2022, the Company added to its liquidity position with $450 thousand in proceeds in connection with the issuance of an unsecured promissory note in September 2022. As of September 30, 2022, the Company had total availability, as defined under “Non-GAAP Measures” below, of $210 thousand, which consisted of $41 thousand of cash and total borrowing availability of $169 thousand under its credit facilities. We believe there remains opportunities to secure financing from strategic or financial investors that can sustain operations in the near term. This compares to total availability of $2.1 million as of September 30, 2021 and total availability of $2.5 million as of June 30, 2022. Our net inventory balance of $6.2 million as of September 30, 2022 decreased $1.7 million from our net inventory balance as of December 31, 2021. As part of our expense reduction initiatives, we have significantly decreased our warehouse space beginning in the third quarter of 2022. In connection with the space reduction, in the second quarter of 2022, we began disposing of a substantial portion of our excess and obsolete commercial finished goods inventory that was highly reserved. As of September 30, 2022, approximately $563 thousand, on a gross value basis, of such inventory had been disposed of, releasing an offsetting reserve of $555 thousand. Additional inventory management efforts are expected to continue in the fourth quarter of 2022.
Earnings Conference Call:
The Company will host a conference call and webcast today, November 10, 2022, at 11 a.m. ET to discuss the third quarter 2022 results, followed by a Q & A session.
You can access the live conference call by dialing the following phone numbers:
•Toll free 1-877-451-6152 or
•International 1-201-389-0879
•Conference ID# 13733410
The conference call will be simultaneously webcast. To listen to the webcast, log onto it at: https://viavid.webcasts.com/starthere.jsp?ei=1574602&tp_key=5ecc63bfd9. The webcast will be available at this link through November 25, 2022. Financial information presented on the call, including this earnings press release, will be available on the investors section of Energy Focus’ website, investors.energyfocus.com.
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

About Energy Focus
Energy Focus is an industry-leading innovator of sustainable light-emitting diode (“LED”) lighting and lighting control technologies and solutions. As the creator of the first flicker-free LED lamps, Energy Focus develops high quality LED lighting products and controls that provide extensive energy and maintenance savings, as well as aesthetics, safety, health and sustainability benefits over conventional lighting. Our EnFocus™ lighting control platform enables existing and new buildings to provide quality, convenient and affordable, dimmable and color-tunable, circadian and human-centric lighting capabilities. Energy Focus’ customers include U.S. and U.S. ally navies, U.S. federal, state and local governments, healthcare and educational institutions, as well as Fortune 500 companies. Since 2007, Energy Focus has installed approximately 900,000 lighting products across the U.S. Navy fleet, including tubular LEDs, waterline security lights, explosion-proof globes and berth lights, saving more than five million gallons of fuel and 300,000 man-hours in lighting maintenance annually. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com.
Forward-Looking Statements:
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “feels,” “seeks,” “forecasts,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could” or “would” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures, and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made in light of the information currently available to us, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this release. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: (i) our need for and ability to obtain additional financing in the near term, on acceptable terms or at all, to continue our operations; (ii) our ability to refinance or extend maturing debt on acceptable terms or at all; (iii) our ability to continue as a going concern for a reasonable period of time; (iv) instability in the U.S. and global economies and business interruptions experienced by us, our customers and our suppliers, particularly in light of supply chain issues, and related long-term impacts on travel, trade and business operations, as a result of the COVID-19 pandemic; (v) the competitiveness and market acceptance of our LED lighting and control technologies and products; (vi) our ability to compete effectively against companies with lower prices or cost structures, greater resources, or more rapid development capabilities, and new competitors in our target markets; (vii) our ability to extend our product portfolio into new end markets, including consumer products; (viii) our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters; (ix) the timing of large customer orders, significant expenses and fluctuations between demand and capacity as we manage inventory and invest in growth opportunities; (x) our ability to successfully scale our network of sales representatives, agents, distributors and other channel partners to compete with the sales reach of larger, established competitors; (xi) our ability to implement plans to increase sales and control expenses; (xii) our reliance on a limited number of customers for a significant portion of our revenue, and our ability to maintain or grow such sales levels; (xiii) our ability to add new customers to reduce customer concentration; (xiv) our ability to attract and retain a new chief financial officer; (xv) our ability to manage the size of our workforce while continuing to attract, develop and retain qualified personnel, and to do so in a timely manner; (xvi) our reliance on a limited number of third-party suppliers and development partners, our ability to manage third-party product development and obtain critical components and finished products on acceptable terms and of acceptable quality despite ongoing global supply chain challenges, and the impact of our fluctuating demand on the stability of such suppliers; (xvii) our ability to timely, efficiently and cost-effectively
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transport products from our third-party suppliers by ocean marine and other logistics channels despite global supply chain and logistics disruptions; (xiii) the impact of any type of legal inquiry, claim or dispute; (xix) the macro-economic conditions, including recessionary trends, in the United States and in other markets in which we operate or secure products, which could affect our ability to obtain raw materials, component parts, freight, energy, labor, and sourced finished goods in a timely and cost-effective manner; (xx) our dependence on military maritime customers and on the levels and timing of government funding available to such customers, as well as the funding resources of our other customers in the public sector and commercial markets; (xxi) business interruptions resulting from geopolitical actions such as war and terrorism, natural disasters, including earthquakes, typhoons, floods and fires, or from health epidemics, or pandemics or other contagious outbreaks; (xxii) our ability to respond to new lighting and control technologies and market trends; (xxiii) our ability to fulfill our warranty obligations with safe and reliable products; (xxiv) any delays we may encounter in making new products available or fulfilling customer specifications; (xxv) any flaws or defects in our products or in the manner in which they are used or installed; (xxvi) our ability to protect our intellectual property rights and other confidential information, and manage infringement claims made by others; (xxvii) our compliance with government contracting laws and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety; (xxiii) risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations, including tariffs and other potential barriers to international trade; (xxix) our ability to maintain effective internal controls and otherwise comply with our obligations as a public company; and (xxx) our ability to regain and maintain compliance with the continued listing standards of The Nasdaq Stock Market. For additional factors that could cause our actual results to differ materially from the forward-looking statements, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
###
Investor Contact:
Lesley A. Matt
Chief Executive Officer
(216) 715-1300
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash	$41	$2,682
Trade accounts receivable, less allowances of $11 and $14, respectively	1,007	1,240
Inventories, net	6,156	7,866
Short-term deposits	610	712
Prepaid and other current assets	788	924
Total current assets	8,602	13,424

Property and equipment, net	433	675
Operating lease, right-of-use asset	1,248	292
Total assets	$10,283	$14,391

LIABILITIES
Current liabilities:
Accounts payable	$1,886	$2,235
Accrued liabilities	82	265
Accrued legal and professional fees	66	104
Accrued payroll and related benefits	380	718
Accrued sales commissions	60	57
Accrued warranty reserve	242	295
Deferred revenue	7	268
Operating lease liabilities	189	325
Finance lease liabilities	—	1
Notes payable, net of discounts and loan origination fees	1,521	1,719
Related party promissory note payable	451	—
Credit line borrowings, net of loan origination fees	1,976	2,169
Total current liabilities	6,860	8,156

(continued on next page)

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2022	December 31, 2021
	(Unaudited)
Operating lease liabilities, net of current portion	1,082	26
Notes payable, net of current maturities	815	—
Total liabilities	8,757	8,182

STOCKHOLDERS' EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 5,000,000 shares (3,300,000 shares designated as Series A Convertible Preferred Stock) at September 30, 2022 and December 31, 2021
Issued and outstanding: 876,447 at September 30, 2022 and December 31, 2021	—	—
Common stock, par value $0.0001 per share:
Authorized: 50,000,000 shares at September 30, 2022 and December 31, 2021
Issued and outstanding: 9,191,108 at September 30, 2022 and 6,368,549 at December 31, 2021	1	—
Additional paid-in capital	148,238	144,953
Accumulated other comprehensive loss	(3)	(3)
Accumulated deficit	(146,710)	(138,741)
Total stockholders' equity	1,526	6,209
Total liabilities and stockholders' equity	$10,283	$14,391
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Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Nine months ended September 30,
	September 30, 2022	June 30, 2022	September 30, 2021	2022	2021
Net sales	$1,764	$1,480	$2,749	$5,305	$7,460
Cost of sales	1,927	1,371	2,186	5,385	5,951
Gross (loss) profit	(163)	109	563	(80)	1,509

Operating expenses:
Product development	366	353	404	1,222	1,427
Selling, general, and administrative	1,802	1,964	1,968	5,893	6,454
Loss on write-off of fixed assets	76	—	—	76	—
Restructuring expense (recovery)	—	—	1	—	(21)
Total operating expenses	2,244	2,317	2,373	7,191	7,860
Loss from operations	(2,407)	(2,208)	(1,810)	(7,271)	(6,351)

Other expenses (income):
Interest expense	235	260	177	679	520
Gain on forgiveness of Paycheck Protection Program loan	—	—	—	—	(801)
Other income	—	—	(862)	(30)	(862)
Other expenses	20	18	15	49	47

Net loss	$(2,662)	$(2,486)	$(1,140)	$(7,969)	$(5,255)

Net loss per common share attributable to common stockholders - basic:
From operations	$(0.29)	$(0.35)	$(0.22)	$(1.05)	$(1.22)

Weighted average shares of common stock outstanding:
Basic and diluted	9,190	7,166	5,086	7,608	4,309

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Condensed Consolidated Statements of Cash Flows

(in thousands)
(unaudited)
	Three months ended			Nine months ended September 30,
	September 30, 2022	June 30, 2022	September 30, 2021	2022	2021
Cash flows from operating activities:
Net loss	$(2,662)	$(2,486)	$(1,140)	$(7,969)	$(5,255)
Adjustments to reconcile net loss to net cash used in operating activities:
Other income	—	—	(862)	(30)	(862)
Gain on forgiveness of Paycheck Protection Program loan	—	—	—	—	(801)
Depreciation	42	43	43	129	143
Stock-based compensation	17	54	39	115	387
Provision for doubtful accounts receivable	1	5	2	(3)	10
Provision for slow-moving and obsolete inventories	220	(185)	(70)	164	(9)
Provision for warranties	(74)	51	1	(53)	13
Amortization of loan discounts and origination fees	87	91	61	247	158
Loss on write-off of fixed assets	76	—	—	76	—
Changes in operating assets and liabilities (sources / (uses) of cash):
Accounts receivable	139	184	(500)	240	390
Inventories	792	384	444	1,546	(2,105)
Short-term deposits	(110)	47	(62)	(51)	87
Prepaid and other assets	46	96	(91)	162	(119)
Accounts payable	629	(777)	(164)	(92)	(82)
Accrued and other liabilities	(101)	(149)	53	(461)	(305)
Deferred revenue	7	—	(69)	(261)	(70)
Total adjustments	1,771	(156)	(1,175)	1,728	(3,165)
Net cash used in operating activities	(891)	(2,642)	(2,315)	(6,241)	(8,420)
Cash flows from investing activities:
Acquisitions of property and equipment	(9)	(2)	(100)	(41)	(311)
Net cash used in investing activities	(9)	(2)	(100)	(41)	(311)

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Condensed Consolidated Statements of Cash Flows - continued

(in thousands)
(unaudited)
	Three months ended			Nine months ended September 30,
	September 30, 2022	June 30, 2022	September 30, 2021	2022	2021
Cash flows from financing activities (sources / (uses) of cash):
Proceeds from the issuance of common stock and warrants	—	3,500	—	3,500	5,000
Proceeds from the exercise of warrants	—	—	—	—	527
Offering costs paid on the issuance of common stock and warrants	—	(334)	(1)	(334)	(470)
Principal payments under finance lease obligations	—	—	(1)	(1)	(3)
Proceeds from exercise of stock options and employee stock purchase plan purchases	—	5	—	5	59
Common stock withheld in lieu of income tax withholding on vesting of restricted stock units	—	—	1	—	(1)
Proceeds from the 2021 Streeterville note	—	—	—	—	1,515
Payments on the 2021 Streeterville note	(410)	(410)	—	(1,435)	—
Proceeds from the 2022 Streeterville note	—	2,000	—	2,000	—
Proceeds from the related party promissory note payable	450	—	—	450	—
Deferred financing costs paid	(95)	(234)	—	(329)	(30)
Net (payments) proceeds from the credit line borrowings - Credit Facilities	58	(1,170)	1,128	(215)	337
Net cash provided by financing activities	3	3,357	1,127	3,641	6,934

Net decrease in cash	(897)	713	(1,288)	(2,641)	(1,797)
Cash, beginning of period	938	225	1,669	2,682	2,178
Cash, end of period	$41	$938	$381	$41	$381

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Sales by Product
(in thousands)
(unaudited)

	Three months ended			Nine months ended September 30,
	September 30, 2022	June 30, 2022	September 30, 2021	2022	2021
Net sales:
Commercial	$1,288	$975	$1,522	$3,397	$3,513
Military maritime products	476	505	1,227	1,908	3,947
Total net sales	$1,764	$1,480	$2,749	$5,305	$7,460

Non-GAAP Measures
In addition to the results in this release that are presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), we provide certain non-GAAP measures, which present operating results on an adjusted basis. These non-GAAP measures are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and, include:
•total availability, which we define as our ability on the period end date to access additional cash if necessary under our short-term credit facilities, plus the amount of cash on hand on that same date;
•adjusted EBITDA, which we define as net loss before giving effect to restructuring expenses, financing charges, income taxes, non-cash depreciation, stock non-cash compensation, accrued incentive compensation, and non-routine charges to other income or expense; and
•adjusted gross margins, which we define as our gross profit (loss) margins during the period without the impact from excess and obsolete, in-transit and net realizable value inventory reserve movements.
We believe that our use of these non-GAAP financial measures permits investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies within the industry by isolating the effects of items that may vary from period to period without correlation to core operating performance or that vary widely among similar companies, and to assess liquidity, cash flow performance of the operations, and the product margins of our business relative to our U.S. GAAP results and relative to other companies in the industry by isolating the effects of certain items that do not have a current period impact. However, our presentation of these non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. Further, there are limitations on the use of these non-GAAP measures to compare our results to other companies within the industry because they are not necessarily standardized or comparable to similarly titled measures used by other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they form part of the basis for how our management team and Board of Directors evaluate our operating performance.
Total availability, adjusted EBITDA and adjusted gross margins do not represent cash generated from operating activities in accordance with U.S. GAAP, are not necessarily indicative of cash available to fund cash needs and are not intended to and should not be considered as alternatives to cash flow, net income and gross profit margins, respectively, computed in accordance with U.S. GAAP as measures of liquidity or operating performance. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP are provided below for total availability, adjusted EBITDA and adjusted gross margins, respectively.

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	As of
(in thousands)	September 30, 2022	June 30, 2022	September 30, 2021
Total borrowing capacity under credit facilities	$2,212	$3,568	$4,552
Less: Credit line borrowings, gross(1)	(2,043)	(2,015)	(2,802)
Excess availability under credit facilities(2)	169	1,553	1,750
Cash	41	938	381
Total availability(3)	$210	$2,491	$2,131
(1)Forms 10-Q Balance Sheets reflect the line of credit net of debt financing costs of $85, $23 and $130, respectively
(2)Excess availability under credit facilities - represents difference between maximum borrowing capacity of credit facilities and actual borrowings
(3)Total availability - represents Company’s ‘access’ to cash if needed at point in time

	Three months ended			Nine months ended September 30,
(in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	2022	2021
Net loss	$(2,662)	$(2,486)	$(1,140)	$(7,969)	$(5,255)
Restructuring expense (recovery)	—	—	1	—	(21)
Net loss, excluding restructuring	(2,662)	(2,486)	(1,139)	(7,969)	(5,276)
Interest	235	260	177	679	520
Gain on forgiveness of Paycheck Protection Program loan	—	—	—	—	(801)
Loss on write-off of fixed assets	76	—	—	76	—
Other income	—	—	(862)	(30)	(862)
Depreciation	42	43	43	129	143
Stock-based compensation	17	54	39	115	387
Other incentive compensation	7	33	47	35	177
Adjusted EBITDA	$(2,285)	$(2,096)	$(1,695)	$(6,965)	$(5,712)

	Three Months Ended
(in thousands)	September 30, 2022		June 30, 2022		September 30, 2021
	($)	(%)	($)	(%)	($)	(%)
Net sales	$1,764		$1,480		$2,749
Actual gross (loss) profit	$(163)	(9.2)%	$109	7.4%	$563	20.5%
E&O, in-transit and net realizable value inventory reserve changes, net of scrap write-off for inventory reduction	220	12.5%	(185)	(12.5)%	(70)	(2.5)%
Adjusted gross profit	$57	3.2%	$(76)	(5.1)%	$493	17.9%

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877